Exhibit 21

21st Century Fox America, Inc.	United States of America
21st Century Fox Adelaide Holdings B.V.	Netherlands
21st Century Fox Europe, Inc.	United States of America
BSkyB Holdco, Inc.	United States of America
FEG Holdings, Inc.	United States of America
Fox Broadcasting Company	United States of America
Fox Cable Networks, Inc.	United States of America
Fox Entertainment Group, Inc.	United States of America
Fox Networks Group, Inc.	United States of America
Fox News Network, LLC	United States of America
Fox Sports Net, Inc.	United States of America
Fox Television Holdings, Inc.	United States of America
Fox Television Stations, Inc.	United States of America
SGH Stream Sub, Inc.	United States of America
Star Europe Holdings B.V.	Netherlands
STAR US Holdings, Inc.	United States of America
STAR US Holdings Subsidiary, LLC	United States of America
Twentieth Century Fox Film Corporation	United States of America
Twentieth Century Fox Film International, Inc.	United States of America